                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549




                                   FORM 8-K/A

                                 CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                         Date of Report: August 9, 1996
                       (Date of earliest event reported)




                         GARDNER DENVER MACHINERY INC.
             (Exact Name of Registrant as Specified in its Charter)


           Delaware                         0-23612              76-0419383

(State or Other Jurisdiction of        (Commission File       (I.R.S. Employer
Incorporation or Organization)              Number)          Identification No.)





                            1800 Gardner Expressway
                            Quincy, Illinois  62301
             (Address of Principal Executive Offices and Zip Code)

                                 (217) 222-5400
              (Registrant's Telephone Number, Including Area Code)

Item 2.  Acquisition or Disposition of Assets
---------------------------------------------

On August 9, 1996, pursuant to a Stock Purchase Agreement dated July 11, 1996 among Gardner Denver Machinery Inc. ("Gardner Denver"), NORAMPTCO, Inc. a Delaware corporation ("NORAMPTCO"), Jacques Lepage, Suzanne Lepage, Anne Lepage and Arthur Lepage, Gardner Denver acquired (i) from Jacques Lepage, all of the issued and outstanding shares of capital stock of NORAMPTCO, all of the issued and outstanding shares of capital stock of Lamcor, Ltd., a United Kingdom corporation, and all of the issued and outstanding shares of capital stock of Lamson Corporation, a New York corporation and a subsidiary of NORAMPTCO, not owned by NORAMPTCO; and (ii) from Jacques Lepage, Suzanne Lepage, Anne Lepage and Arthur Lepage, all of the issued and outstanding capital stock of Lamson Europe S.A., a French corporation, not owned by NORAMPTCO, Lamson Corporation or U.S. Turbine Corporation, a Delaware corporation and a wholly-owned subsidiary of NORAMPTCO. The aggregate purchase price was approximately $30.5 million in cash, subject to adjustment based upon a closing balance sheet, and was negotiated between Gardner Denver and Jacques Lepage as the fair market value for the capital stock acquired.

Funding for this acquisition was provided under Gardner Denver's existing $65 million credit facility, entered into on November 30, 1995, as to which The First National Bank of Chicago acts as agent for itself and the other lenders participating in the credit facility.

The assets indirectly acquired by the acquisition of capital stock are those assets previously used by NORAMPTCO and its subsidiaries in the manufacture and distribution of cast iron centrifugal blower and exhauster component systems and fabricated steel multi-stage centrifugal blowers and exhausters. Gardner Denver currently intends to continue to use such assets for the purposes used by NORAMPTCO and its subsidiaries prior to the subject transaction.

Item 7.  Financial Statements and Exhibits
------------------------------------------

The following financial statements, pro forma financial information and exhibits are filed as part of this report.

(a) Financial statements of NORAMPTCO for the fiscal year ended January 31, 1996, in accordance with Rule 3.05 of Regulation S-X:

     Item                                                                                          Page
     ----                                                                                          ----
     Audited financial statements of NORAMPTCO

       Report of Ernst & Young LLP, Independent Auditors                                              7

       Consolidated Balance Sheet - As of January 31, 1996                                            8

       Consolidated Statement of Income - Year Ended January 31, 1996                                10

       Consolidated Statement of Stockholders' Equity - Year Ended                                   11
       January 31, 1996

                                                                               2



                                                                                                   Page
                                                                                                   ----
       Consolidated Statement of Cash Flows - Year Ended January 31, 1996                            12

       Notes to Consolidated Financial Statements                                                    13

     Unaudited interim financial statements of NORAMPTCO

       Consolidated Balance Sheet - As of July 31, 1996                                              24

       Consolidated Statement of Operations - Six Months Ended July 31, 1996                         25

       Consolidated Statement of Cash Flows - Six Months Ended July 31, 1996                         26

       Notes to Consolidated Financial Statements                                                    27

(b)  Pro forma financial information prepared pursuant to Article 11 of Regulation S-X:
     --- -----
     Item                                                                                          Page
     ----                                                                                          ----
     Gardner Denver Machinery Inc. and NORAMPTCO Inc. Pro Forma                                      29
     Consolidated Financial Statements (Unaudited)

       Pro Forma Consolidated Balance Sheet - As of June 30, 1996                                    30

       Pro Forma Consolidated Statement of Operations -                                              32
       Six Months Ended June 30, 1996

       Pro Forma Consolidated Statement of Operations -                                              34
       Year Ended December 31, 1995

(c)  Exhibits

     2.0 Stock Purchase Agreement dated July 11, 1996, among Gardner Denver, NORAMPTCO, Jacques Lepage, Suzanne Lepage, Anne Lepage and Arthur Lepage. All schedules and exhibits described in the Stock Purchase Agreement have been omitted and Gardner Denver will furnish supplementally to the Commission, upon request, a copy of any omitted schedule or exhibit. (Filed with initial Current Report on Form 8-K on August 23, 1996.)

                                   SIGNATURE


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                              GARDNER DENVER MACHINERY INC.


Date: October 23, 1996                        By:    /s/Philip R. Roth
                                                   -----------------------------
                                                     Philip R. Roth
                                                     Vice President, Finance and
                                                       Chief Financial Officer

                       GARDNER DENVER MACHINERY INC.

                               EXHIBIT INDEX


EXHIBIT
NO.                                  DESCRIPTION
2.0         Stock Purchase Agreement dated July 11, 1996, among
            Gardner Denver, NORAMPTCO, Jacques Lepage, Suzanne Lepage, Anne
            Lepage and Arthur Lepage. (Filed with initial Current Report on
            Form 8-K on August 23, 1996.)

                     Consolidated Financial Statements

                     NORAMPTCO, Inc.

                     Year ended January 31, 1996
                     with Report of Independent Auditors

                         Report of Independent Auditors


Board of Directors
NORAMPTCO, Inc.

We have audited the accompanying consolidated balance sheet of NORAMPTCO, Inc. as of January 31, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NORAMPTCO, Inc. at January 31, 1996, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 6 to the consolidated financial statements, in 1996 the Company changed its method of accounting for postretirement benefits.




March 15, 1996                                      /s/Ernst & Young LLP

                                   NORAMPTCO, Inc.

                              Consolidated Balance Sheet

                                   January 31, 1996

ASSETS
Current assets:
   Cash                                                                  $   808,934
   Accounts receivable:
      Trade (less allowance for doubtful accounts of $255,000)             8,106,669
      Affiliates                                                              79,378
   Inventories                                                             3,368,659
   Prepaid and other current assets                                          278,736
   Notes receivable from majority shareholder                                433,921
   Refundable taxes                                                           44,990
   Deferred income taxes                                                     245,755
                                                                         -----------
Total current assets                                                      13,367,042

Notes receivable from majority shareholder, less current portion             576,608

Property, plant, and equipment, net                                        5,609,161

Investments                                                                  331,395

Goodwill and trademarks                                                      849,722

Intangible pension asset                                                     781,055

Deferred income taxes                                                        416,382

Other assets                                                                 384,440

                                                                         -----------
Total assets                                                             $22,315,805
                                                                         ===========

See accompanying notes.

                                                                               8




LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                      $ 3,046,169
   Accrued commissions                                                       994,317
   Accrued liabilities                                                     1,075,622
   Accrued pension                                                         1,676,239
   Accrued income taxes                                                      121,826
   Current portion of long-term debt                                         737,718
   Customer deposits                                                          13,647
                                                                         -----------
Total current liabilities                                                  7,665,538

Postretirement benefit obligations other than pensions                       111,456

Accrued pension                                                            1,550,814

Long-term debt, less current portion                                       2,604,057

Minority interest in subsidiaries                                            947,110
                                                                         -----------
Total liabilities                                                         12,878,975

Stockholders' equity:
   Capital stock, $1 par value:
      Authorized, issued and outstanding 1,000 shares                          1,000
      Additional paid-in capital                                             263,227
      Retained earnings                                                    9,580,348
      Adjustment to record minimum pension liability                        (407,559)
      Foreign currency translation adjustment                                   (186)
                                                                         -----------
Total stockholders' equity                                                 9,436,830
                                                                         -----------
Total liabilities and stockholders' equity                               $22,315,805
                                                                         ===========


See accompanying notes.

                                   NORAMPTCO, Inc.

                           Consolidated Statement of Income

                             Year ended January 31, 1996

Net sales                                                                $41,339,253
Cost of sales                                                             27,519,683
                                                                         -----------
Gross profit                                                              13,819,570

Selling expenses                                                           8,332,161
Administrative expenses                                                    2,580,197
                                                                         -----------
Operating income                                                           2,907,212

Other income (expense):
   Interest income                                                            58,136
   Interest expense                                                         (440,596)
   Other                                                                     (98,556)
                                                                         -----------
Income before income taxes and minority interest                           2,426,196

Provision for taxes                                                          995,883
                                                                         -----------
Income before minority interest                                            1,430,313

Minority interest                                                           (183,000)
                                                                         -----------
Net income                                                               $ 1,247,313
                                                                         ===========

Earnings per share                                                       $     1,247
                                                                         ===========


See accompanying notes.


                                                                              10





                                                          NORAMPTCO, Inc.

                                           Consolidated Statement of Stockholders' Equity

                                                    Year ended January 31, 1996


                                                                                          Adjustment      Adjustment
                                                                                          to Record       to Record
                                                            Additional                     Minimum         Foreign        Total
                                               Capital       Paid-In       Retained        Pension        Currency    Stockholders'
                                                Stock        Capital       Earnings       Liability      Translation     Equity
                                             ---------------------------------------------------------------------------------------
Balance at January 31, 1995                     $1,000       $263,227     $8,333,035      $(887,353)      $(19,968)    $7,689,941

Net income                                           -              -      1,247,313              -              -      1,247,313
Adjustment to record
   minimum pension liability                         -              -              -        479,794              -        479,794
Adjustment to record foreign
   currency translation                              -              -              -              -         19,782         19,782
                                             ---------------------------------------------------------------------------------------
Balance at January 31, 1996                     $1,000       $263,227     $9,580,348      $(407,559)      $   (186)    $9,436,830
                                             =======================================================================================



See accompanying notes.


                                          NORAMPTCO, Inc.

                                Consolidated Statement of Cash Flows

                                    Year ended January 31, 1996

OPERATING ACTIVITIES
Net income                                                                              $ 1,247,313
Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation                                                                             834,066
   Amortization of goodwill and trademarks                                                   32,136
   Provision for deferred income taxes                                                      (99,224)
   Minority interest                                                                        183,000
   Foreign currency adjustment                                                               19,782
   Changes in operating assets and liabilities:
      Accounts receivable                                                                 1,147,492
      Due from affiliates                                                                   (76,822)
      Inventories                                                                            25,981
      Refundable taxes                                                                      (44,990)
      Prepaid and other current assets                                                       41,163
      Accounts payable                                                                      396,462
      Accrued commissions                                                                   (42,613)
      Accrued liabilities                                                                  (240,516)
      Customer deposits                                                                    (941,900)
      Accrued postretirement benefits other than pensions                                   111,456
      Accrued pension, net of intangible asset and equity adjustment                        116,496
      Accrued taxes                                                                          21,352
                                                                                        -----------
Net cash provided by operating activities                                                 2,730,634

INVESTING ACTIVITIES
Purchase of property, plant, and equipment                                                 (780,760)
Notes receivable funded                                                                    (638,295)
Collections on notes receivable                                                             425,304
Purchase of trademarks                                                                      (80,000)
Increase in investments and other assets                                                    (77,549)
                                                                                        -----------
Net cash used in investing activities                                                    (1,151,300)

FINANCING ACTIVITIES
Payments under line of credit arrangement                                                (1,352,000)
Proceeds from long-term debt                                                                500,000
Payments on long-term debt                                                                 (848,120)
                                                                                        -----------
Net cash used in financing activities                                                    (1,700,120)
                                                                                        -----------
Net decrease in cash                                                                       (120,786)
Cash at beginning of year                                                                   929,720
                                                                                        -----------
Cash at end of year                                                                     $   808,934
                                                                                        ===========

Supplemental disclosure of cash flow information:
   Cash paid for interest                                                               $   446,580
   Cash paid for income taxes (including payments to parent)                              1,090,767

See accompanying notes.

                                NORAMPTCO, Inc.

                   Notes to Consolidated Financial Statements

                          Year ended January 31, 1996


1. BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS DESCRIPTION

NORAMPTCO, Inc. (the Company) engineers and manufactures air and gas handling centrifugal blowers and exhausters for a wide range of worldwide industrial, municipal, and commercial uses.

Significant accounting policies of the Company are as follows:

   PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, U. S. Turbine Corporation, and its majority owned subsidiaries, Lamson Corporation and Lamson Europe. All significant intercompany profits, transactions, and account balances have been eliminated in consolidation. The Company's majority-owned subsidiary, Lamson Europe, has a year end of December 31.

   INVENTORIES

   Inventories are valued at the lower of cost or market. The majority of consolidated inventory is determined on a last-in, first-out (LIFO) basis.

   PROPERTY, PLANT, AND EQUIPMENT

   The Company records property, plant, and equipment at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 25 years.

   GOODWILL AND TRADEMARKS

   Goodwill and trademarks are being amortized on a straight-line basis over 40-year and 15-year periods, respectively. Accumulated amortization was $659,407 at January 31, 1996.

1. BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   (CONTINUED)

   INCOME TAXES

   Deferred taxes arise from temporary differences between financial and tax reporting, relating principally to the difference in methods of accounting for depreciation and accrued expenses.

   USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   POSTRETIREMENT BENEFITS

   Certain employees may be eligible for postretirement health care and life insurance benefits upon retirement from Lamson Corporation. As more fully disclosed in Note 6, effective February 1, 1995, Lamson Corporation adopted the provision of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions."

   RESEARCH AND DEVELOPMENT COSTS

   Product research and development costs are charged to expense as incurred. Research and development expense for the year ended January 31, 1996 was $975,000.

   EARNING PER SHARE

   Net earning per common share are determined by dividing the weighted average number of common shares outstanding during the year (1,000 shares) into net earnings.

   FAIR VALUE OF FINANCIAL INSTRUMENTS

   The carrying value of Lamson Corporation's long-term debt is a reasonable estimate of its fair value due to the variable interest rate on the term loans and the fact that the Lamson Corporation could go out into the market and obtain a revenue bond with a rate similar to that being paid on the Industrial Development Revenue Bonds. In addition, the carrying value of U.S. Turbine Corporation's long-term debt is a reasonable estimate of its fair value due to the variable interest rate on the facility loan.

2. INVENTORIES

Inventories consist of the following:

   Raw materials and finished parts                                         $ 3,657,359
   Work in process                                                            1,061,300
                                                                            -----------
   Total inventories at FIFO cost                                             4,718,659
   LIFO reserve                                                              (1,350,000)
                                                                            -----------
                                                                            $ 3,368,659
                                                                            ===========

3. Property, Plant, and Equipment

Property, plant, and equipment consists of the following:

   Land                                                                     $   322,770
   Building                                                                   4,102,859
   Machinery and equipment                                                    5,646,298
   Furniture, fixtures, and equipment                                         2,478,651
   Construction in progress                                                      22,500
                                                                            -----------
                                                                             12,573,078
   Less accumulated depreciation                                              6,963,917
                                                                            -----------
                                                                            $ 5,609,161
                                                                            ===========

4. DEBT

Notes Payable
-------------

Lamson Corporation has the following line of credit arrangements with Key Bank available:

   A $3,000,000 line of credit for working capital purposes. Borrowings bear interest at the bank's base rate and are collateralized by inventory and accounts receivable of Lamson Corporation. As of January 31, 1996 there were no borrowings outstanding under this line of credit.

   A $1,500,000 line of credit for Standby Letters of Credit in the event that the $3,000,000 is fully utilized. Bank fees equal 1% of the face amount of the Standby Letters of Credit. Borrowings are collateralized by inventory and accounts receivable of Lamson Corporation.

   A $1,000,000 line of credit for purchase of equipment or capital improvements. Borrowings bear interest at the bank's base rate. Borrowings are collateralized by any equipment purchased with proceeds from the line and inventory of Lamson Corporation. During the year Lamson Corporation borrowed $500,000 against this line of credit which is being repaid over five years as required by the terms of this agreement. As of January 31, 1996 the outstanding balance under this line of credit and identified as Key Bank - Building Improvement Loan II was $425,000.

Each of these line of credit arrangements is guaranteed by the Company. The bank's base rate was 8.5% at January 31, 1996.

Long-Term Debt
--------------

Long-term debt consists of the following:

   Industrial Development Revenue Bonds                       $1,688,406
   Key Bank - Test Lab Loan                                      714,287
   Key Bank - Facility Loan                                      450,000
   Key Bank - Building Improvements Loan II                      425,000
   Lamson Europe - Note Payable                                   64,082
                                                              ----------
                                                               3,341,775
   Less current portion                                          737,718
                                                              ----------
                                                              $2,604,057
                                                              ==========

Industrial Development Revenue Bonds

The property, plant, and equipment of Lamson Corporation are financed under a long-term lease arrangement with the Onondaga County Industrial Development Agency and are legally the properties of such Agency. An amount equivalent to the principal amount of the Agency's revenue bonds outstanding related to those properties is included as a liability. While the bonds are not a debt of Lamson Corporation, the long-term lease obligates Lamson Corporation to payments equal to interest and amortization of such bonds and provides for the ultimate reversion of the properties to Lamson Corporation at the end of the bond agreement. The lease obligation requires annual payments of approximately $495,000 through November 1, 2000 including interest at 8% and is collateralized by all real property, fixtures ,and equipment purchased with the bond proceeds. In addition, Lamson Corporation maintains a letter of credit arrangement in an amount equal to the outstanding principal of the bonds for the protection of the bondholders.

Key Bank - Test Lab Loan

Payable in monthly installments of $14,286, including interest at 1% above the bank's base rate through April 1, 2000; collateralized by equipment, accounts receivable, and inventory and is guaranteed by the Company.

Key Bank - Facility Loan

Payable in monthly installments of $4,167, plus interest at 0.25% above the bank's base rate through February 2005; collateralized by equipment, accounts receivable, and inventory and is guaranteed by the Company.

Key Bank - Building Improvements Loan II

Payable in monthly installments of $8,333 plus interest at 1% above the bank's base rate through April 1, 2000; collateralized by accounts receivable, inventory, and new furniture and equipment and is guaranteed by the Company.

Lamson Europe - Note Payable

Note payable is part of a line of credit with a bank

Covenants and Restrictions

The loan agreements contain restrictive covenants which require Lamson Corporation and U.S. Turbine Corporation, among other things, to maintain certain financial ratios and specified levels of working capital and tangible net worth as defined. The agreements also place a limit on total borrowing, capital expenditures and dividends. As of January 31, 1996 Lamson Corporation and U.S. Turbine Corporation are in compliance with all covenants.

The maturities of long-term debt for each of the next five years ended January 31 are as follows:

   1997                                                                      $  737,718
   1998                                                                         709,222
   1999                                                                         721,429
   2000                                                                         626,429
   2001                                                                         346,977
   Thereafter                                                                   200,000
                                                                             ----------
                                                                             $3,341,775
                                                                             ==========

5. OFF BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

Letters of credit are issued by Lamson Corporation during the ordinary course of business through Key Bank as required by certain customer contracts. As of January 31, 1996, Lamson Corporation had outstanding letters of credit totaling $513,400 secured by the $1,500,000 line of credit for Standby Letters of Credit.

As of January 31, 1996, Lamson Corporation had an additional $1,767,200 outstanding letter of credit from Key Bank. This letter of credit supports the outstanding principal of the Industrial Development Revenue Bonds.

Concentrations of credit risk with respect to trade receivables are limited due to the wide variety of customers and their dispersion across many different geographic areas. The Company routinely assesses the financial strength of its customers. Letters of credit are the principal security obtained to support contracts when the financial strength of a customer is not considered sufficient. As a result, the Company does not consider itself to have any significant concentrations of credit risk as of January 31, 1996.

6. EMPLOYEE BENEFITS

Employee Pension Benefits

Lamson Corporation maintains pension plans for salaried and hourly employees.

The salaried plan is a non-contributory, defined benefit plan covering substantially all salaried employees who have completed one year of service and are 21 years of age, provided they were hired prior to age 60. Benefits are based upon years of service and compensation. The plan is funded by Lamson Corporation in accordance with ERISA minimum funding requirements.

The hourly plan is a non-contributory, defined benefit plan covering hourly employees who are within the bargaining unit of the United Steel Workers of America, Local Union 8976. Benefits are based upon a fixed rate per month, determined according to length of service. The plan is funded by Lamson Corporation in accordance with ERISA minimum funding requirements.

The components of net periodic pension expense for the year ended January 31 for the salaried and hourly plans combined are as follows:

   Current Service Cost                                                                       $154,906
   Interest cost (on projected benefit obligation)                                             670,566
   Actual (gain) loss on plan assets                                                          (689,290)
   Net amortization and deferral                                                               531,648
   Amortization of acquisition liability                                                       (51,600)
                                                                                              --------
   Net periodic pension expense                                                               $616,230
                                                                                              ========

The following table represents a reconciliation of the funded status of the salaried and hourly plans combined as of January 31, 1996 (date of the most recent actuarial information):

   Actuarial present value of benefit obligation:
      Accumulated benefit obligation, including vested benefits of $7,743,032               $7,881,394
                                                                                            ==========

   Projected benefit obligation                                                             $8,377,619
   Plan assets at fair value                                                                 4,965,858
                                                                                            ----------
   Plan projected benefit obligation in excess of assets                                     3,411,761
   Unrecognized prior service cost                                                            (102,155)
   Unrecognized loss                                                                          (567,916)
   Unrecognized liability at date of adoption (being recognized over 15 years)                (703,250)
   Adjustment required to recognize minimum liability                                        1,188,613
                                                                                            ----------
   Accrued pension liability                                                                $3,227,053
                                                                                            ==========

Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" requires recognition in the balance sheet of a minimum pension liability. This minimum liability is equal to the excess of the accumulated benefit obligation over plan assets. An additional long-term liability of $1,188,613 has been recognized as of January 31, 1996 to reflect the minimum pension liability, with an offsetting intangible asset of $781,055.

The actuarial present value of the projected benefit obligation shown in the above table is based on a discount rate of 8.75% at January 31, 1996. The expected return on assets is 9.0% and the assumed rate of increase in the future compensation level is 5%.

Plan assets consist primarily of investments in bond and mortgage funds, domestic and international stock funds, and a general investment fund managed by the Principal Financial Group.

Lamson Corporation has two discretionary defined contribution 401(k) retirement plans covering substantially all salaried and hourly employees of Lamson Corporation and U.S. Turbine Corporation. Employees may elect to contribute up to 15% of their annual compensation to the Plans, subject to limits established by the Internal Revenue Code. The Company may make discretionary contributions. Neither Lamson Corporation nor U.S. Turbine Corporation made contributions to these plans in 1996.

Employee Health Care and Insurance Benefits

Lamson Corporation hourly employees who are within the bargaining unit of the United Steel Workers of America, Local Union 8976, are eligible to receive postretirement life insurance benefits and those employees who retire between the ages of 62 and 65 with 20 years of continuous service are eligible to receive postretirement health care benefits until they attain age 65.

Lamson Corporation salaried employees who retire prior to December 31, 1996 and have attained certain combinations of age and years of service are eligible to receive postretirement health insurance benefits until they attain age 65. Salaried employees retiring after December 31, 1996 are not eligible to receive postretirement health care benefits.

Effective February 1, 1995, Lamson Corporation adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," which requires that the estimated cost of postretirement benefits be accrued over the period earned. Prior to adoption, Lamson Corporation recognized the cost of these benefits on the pay-as-you-go basis. The accumulated postretirement benefit obligation at adoption was $812,900 and will be recognized over 20 years.

These benefits are funded on a pay-as-you-go basis by Lamson Corporation and require minimal contributions from participants.

The components of postretirement benefit expense are as follows:

   Current service cost                                         $ 20,966
   Interest cost                                                  64,337
   Net amortization and deferral                                  40,648
                                                                --------
   Net postretirement benefit expense                           $125,951
                                                                ========

The following table reflects the plan's combined postretirement benefit liability as of January 31, 1996:

   Accumulated postretirement benefit obligation (APBO):
     Retirees                                                 $ 450,105
     Employees fully eligible                                   134,600
     Other active employees                                     150,765
                                                              ---------
                                                                735,470
   Unrecognized net loss                                        (64,992)
   Unrecognized transition obligation                          (559,022)
                                                              ---------
   Accrued postretirement benefit obligation                  $ 111,456
                                                              =========

A discount rate of 7.25% was used to calculate the accumulated postretirement benefit obligation at January 31, 1996. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 11.50% in 1996 declining by .75% per year to an ultimate rate of 5.50%. If the health care cost trend rate assumptions were increased by 1% per year, the APBO as of January 31, 1996 would be increased by approximately 5%. The effect of this change on the sum of the service cost and interest cost components of the postretirement benefit expense for the year ended January 31, 1996 would be an increase of 8%.

During the current year Lamson Corporation modified its retirement plan resulting in a $213,000 reduction of the transition obligation.

7. INCOME TAXES

Income tax expense for January 31, 1996 has been determined in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which provides for a liability approach to taxes. Under this method, deferred tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

For financial reporting purposes, income (loss) from continuing operations before income taxes and minority interest included the following:

                                                                                1996
                                                                             ----------
   United States                                                             $2,848,437
   Foreign                                                                     (422,241)
                                                                             ----------
                                                                             $2,426,196
                                                                             ==========

The provision for income taxes charged to operations for the year ended January 31 was as follows:

   Current tax expense:
      Federal                                                                $1,024,024
      State                                                                      71,083
                                                                             ----------
   Total current                                                              1,095,107

   Deferred tax expense (benefit):
      Federal                                                                   (91,295)
      State                                                                      (7,929)
                                                                             ----------
   Total deferred                                                               (99,224)
                                                                             ----------
   Total provision                                                           $  995,883
                                                                             ==========

As of January 31 deferred taxes consist of the following:

   Deferred tax liabilities:
      Prepaid expenses                                                       $  (93,010)
      Pension                                                                  (193,946)
      Depreciation                                                             (223,676)
                                                                             ----------
                                                                               (510,632)
   Deferred tax assets:
      Postretirement benefit obligations other than pensions                     43,233
      Accrued pension                                                           790,693
      Vacation                                                                  132,764
      Doubtful account reserve                                                   98,351
      Warranty                                                                   46,547
      Inventories                                                                59,630
      Accrued liabilities                                                         1,551
                                                                             ----------
                                                                              1,172,769
                                                                             ----------
                                                                             $  662,137
                                                                             ==========

8. SUBSEQUENT EVENT (UNAUDITED)

On July 9, 1996, the Company reacquired 100 shares of its common stock for approximately $1,960,000.

The Company was acquired by Gardner Denver Machinery Inc. on August 9, 1996. As part of the due diligence process, certain potential environmental issues related to the Company were identified. It is Gardner Denver's opinion that the possible liability that could arise from these potential environmental issues is between $100,000 and $1,000,000.

                                      NORAMPTCO, INC.
                                 CONSOLIDATED BALANCE SHEET
                      (dollars in thousands, except per share amounts)
                                        (Unaudited)

                                                                       AS OF JULY 31, 1996
                                                                       -------------------
ASSETS
Current Assets:
     Cash and cash equivalents                                               $ 1,778
     Receivables, net                                                          8,484
     Inventories, net                                                          4,459
     Deferred income taxes                                                       335
     Other                                                                       366
                                                                             -------
        Total current assets                                                  15,422
                                                                             -------
Plant and equipment, net                                                       5,482
Intangibles, net                                                               1,620
Deferred income taxes                                                            319
Other assets                                                                     390
                                                                             -------
        Total assets                                                         $23,233
                                                                             =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current maturities of long-term debt                                    $ 3,336
     Accounts payable and accrued liabilities                                  7,151
                                                                             -------
        Total current liabilities                                             10,487
                                                                             -------
Long-term debt, less current maturities                                        2,454
Postretirement benefits other than pensions                                      138
Minority interest in subsidiaries                                              1,035
Other long-term liabilities                                                    1,551
                                                                             -------
        Total liabilities                                                     15,665
                                                                             -------
Stockholders' equity:
   Common stock, $1 par value; 1,000
          shares authorized; 900 shares
          issued and outstanding at July 31, 1996                                  1
    Capital in excess of par value                                               263
    Retained earnings                                                          7,722
    Pension liability adjustment                                                (407)
    Cumulative translation adjustment                                            (11)
                                                                             -------
        Total stockholders' equity                                             7,568
                                                                             -------
           Total liabilities and stockholders' equity                        $23,233
                                                                             =======


         The accompanying notes are an integral part of this statement.

                                  NORAMPTCO, INC.
                        CONSOLIDATED STATEMENT OF OPERATIONS
                  (dollars in thousands, except per share amounts)
                                    (Unaudited)

                                                                         SIX MONTHS ENDED
                                                                          JULY 31, 1996
                                                                         ----------------
Revenues                                                                     $19,615

Costs and expenses:
    Cost of sales (exclusive of depreciation
      and amortization)                                                       12,081
    Depreciation and amortization                                                464
    Selling and administrative expenses                                        6,152
    Interest expense                                                             154
                                                                             -------
                                                                              18,851

Income before income taxes                                                       764
Provision for income taxes                                                       577
                                                                             -------

Net income before minority interest                                              187
Minority interest                                                                (95)
                                                                             --------

Net income                                                                   $    92
                                                                             =======



         The accompanying notes are an integral part of this statement.

                              NORAMPTCO, INC.
                    CONSOLIDATED STATEMENT OF CASH FLOWS
                           (dollars in thousands)
                                (Unaudited)

                                                          SIX MONTHS ENDED
                                                           JULY 31, 1996
                                                          ----------------
Cash flows from operating activities:
   Net income                                                 $    92
Adjustments to reconcile net income to net cash
   provided by operating activities:
      Depreciation and amortization                               464
      Deferred income taxes                                        (8)
      Minority interest                                            95

Changes in assets and liabilities                                (846)
                                                              -------

      Net cash used in operating activities                      (203)
                                                              -------

Cash flows from investing activities:
   Capital expenditures                                          (326)
   Purchase and retirement of stock                            (1,960)
   Collections on notes receivable                              1,010
                                                              -------

   Net cash used in investing activities                       (1,276)
                                                              -------

Cash flows from financing activities:
   Proceeds from long-term borrowing                            2,448
                                                              -------

   Increase in cash                                               969

Cash, beginning of period                                         809
                                                              -------

Cash, end of period                                           $ 1,778
                                                              =======



         The accompanying notes are an integral part of this statement.

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

BASIS OF PRESENTATION. The accompanying financial statements include the accounts of NORAMPTCO, Inc. (the Company), its wholly-owned subsidiary U.S. Turbine Corporation, and its majority owned subsidiaries, Lamson Corporation and Lamson Europe. All significant intercompany profits, transactions, and account balances have been eliminated in consolidation. The Company's majority owned subsidiary, Lamson Europe, has been consolidated using its results for the six months ended June 30, 1996.

The interim financial information presented has been prepared from the books and records without audit, and do not include all of the information and footnotes required by generally accepted accounting principals for complete statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of such financial statements, have been included.

The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2: INCOME TAXES.

The provision for income taxes charged to operations and paid to various taxing authorities for the six months ended July 31, 1996 was $577 and $332, respectively.

The difference between the provision for income taxes and income taxes using the U.S. federal income tax rate were as follows:

   Income tax provision at 34%                                   $260
   State and local income taxes                                    58
   Tax effect of non-deductible expenses
      related to the sale of the business                         258
   Other                                                            1
                                                                 ----
      Total                                                      $577
                                                                 ====

NOTE 3: INVENTORIES.

   Raw materials and finished parts                           $ 4,728
   Work in process                                              1,121
                                                              -------
   Total inventories at FIFO cost                               5,849
   Excess of current standard costs
   over LIFO costs                                             (1,390)
                                                              -------
      Total net inventories                                   $ 4,459
                                                              =======

NOTE 4: SUBSEQUENT EVENTS.

The Company was acquired by Gardner Denver Machinery Inc. on August 9, 1996. On October 16, 1996 all the debt of Lamson Corporation and U.S. Turbine Corporation, excluding the industrial development revenue bonds, was paid in full by Gardner Denver Machinery Inc.

                        PRO FORMA FINANCIAL INFORMATION


Gardner Denver's fiscal year end is December 31. NORAMPTCO's fiscal year end is January 31. The Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 1996 was prepared assuming the acquisition had occurred on June 30, 1996 and include NORAMPTCO's balances as of July 31, 1996. The Unaudited Pro Forma Consolidated Statements of Operations for the six months ended June 30, 1996 and for the year ended December 31, 1995 were prepared assuming the acquisition had occurred as of the beginning of the periods presented and include NORAMPTCO's results of operations for the six months ended July 31, 1996 and for the year ended January 31, 1996, respectively. The acquisition will be accounted for using the purchase method of accounting. Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their respective fair market values. The pro forma adjustments are based on preliminary estimates of the allocation of the purchase price and are subject to revision. Actual purchase accounting adjustments may differ from the pro forma adjustments presented herein.

The pro forma consolidated financial information does not reflect any operations of TCM Investments, Inc. ("TCM") which was acquired by Gardner Denver on August 14, 1996. For the year ended April 30, 1996, TCM reported revenues of $10.6 million.

The unaudited pro forma consolidated financial statements are based upon and should be read in conjunction with the historical consolidated financial statements of Gardner Denver Machinery Inc., including the notes thereto, included in the reports and documents filed by Gardner Denver with the Securities and Exchange Commission and the historical consolidated financial statements of NORAMPTCO including the notes thereto. The unaudited pro forma consolidated financial statements presented herein are based on certain assumptions, are for informational purposes only and do not necessarily reflect future results of operations and financial position or what the results of operations or financial position would have been had such transactions occurred at the beginning of the periods presented.

                                           GARDNER DENVER MACHINERY INC.
                                        PRO FORMA CONSOLIDATED BALANCE SHEET
                                  (dollars in thousands, except per share amounts)
                                                    (Unaudited)

                                                                              As of June 30, 1996
                                                                    Historical                   Pro forma
                                                             ------------------------     ------------------------
                                                              Gardner                     Adjustments
                                                              Denver        NORAMPTCO      Increase/
                                                             (6/30/96)      (7/31/96)     (Decrease)      Combined
                                                             ---------      ---------     -----------     --------
ASSETS
Current Assets:
     Cash and cash equivalents                               $  7,511        $ 1,778        $    --       $  9,289
     Receivables, net                                          35,537          8,484             --         44,021
     Inventories, net                                          40,726          4,459          1,390 <F1>    46,575
     Deferred income taxes                                        191            335          1,554 <F8>     2,080
     Other                                                      1,174            366             --          1,540
                                                             --------        -------        -------       --------
        Total current assets                                   85,139         15,422          2,944        103,505
                                                             --------        -------        -------       --------
Plant and equipment, net                                       30,436          5,482         (2,000)<F9>    33,918
Intangibles, net                                               41,973          1,620           (781)<F2>    69,387
                                                                                             26,575 <F6>
Deferred income taxes                                          17,838            319          2,173 <F8>    20,330
Investment in and advances to affiliate                           722             --             --            722
Other assets                                                      757            390             --          1,147
                                                             --------        -------        -------       --------
        Total assets                                         $176,865        $23,233        $28,911       $229,009
                                                             ========        =======        =======       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current maturities of long-term debt                    $  1,147        $ 3,336        $    --       $  4,483
     Accounts payable and accrued liabilities                  29,335          7,151          4,283 <F2>    46,359
                                                                                              5,590 <F5>
                                                             --------        -------        -------       --------
        Total current liabilities                              30,482         10,487          9,873         50,842
                                                             --------        -------        -------       --------
Long-term debt, less current maturities                        24,237          2,454         28,565 <F7>    55,256
Postretirement benefits other than pensions                    57,913            138            627 <F3>    58,678
Minority interest in subsidiaries                                  --          1,035         (1,035)<F4>        --
Other long-term liabilities                                       499          1,551         (1,551)<F2>       499
                                                             --------        -------        -------       --------
        Total liabilities                                     113,131         15,665         36,479        165,275
                                                             --------        -------        -------       --------
Stockholders' equity:
   Common stock, $.01 par value; 50,000,000
          shares authorized; 4,877,804 shares
          issued and outstanding at June 30, 1996                  49              1             (1)<F4>        49
    Capital in excess of par value                            134,145            263           (263)<F4>   134,145
    Retained deficit                                          (70,437)         7,722         (7,722)<F4>   (70,437)
    Pension Liability Adjustment                                   --           (407)           407 <F2>        --
    Cumulative translation adjustment                             (23)           (11)            11 <F4>       (23)
                                                             --------        -------        -------       --------
        Total stockholders' equity                             63,734          7,568         (7,568)        63,734
                                                             --------        -------        -------       --------
           Total liabilities and stockholders' equity        $176,865        $23,233        $28,911       $229,009
                                                             ========        =======        =======       ========




                               The accompanying notes are an integral part of this statement.

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                              As of June 30, 1996
                                  (Unaudited)


1) Represents adjustment to record inventories at estimated fair market value in accordance with the provisions of APB 16.

2) Represents adjustment to record excess of estimated pension liabilities over fair market value of related assets, in accordance with FAS 87.

3) Represents adjustment to record the estimated value of post retirement benefits (other than pension) in accordance with FAS 106.

4)  Represents elimination of NORAMPTCO minority interest and equity.

5) Represents adjustment to record liabilities and commitments attributable to integration of NORAMPTCO into Gardner Denver.

6) Represents adjustment to record the excess of the purchase price over the fair value of the net assets acquired (goodwill).

7)  Represents adjustment to record the debt used to acquire NORAMPTCO.

8) Represents adjustment to record additional deferred tax assets related to pro forma adjustments.

9) Represents adjustment to reflect estimated fair value of plant and equipment.


                                                   GARDNER DENVER MACHINERY INC.
                                           PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                          (dollars in thousands, except per share amounts)
                                                            (Unaudited)
                                                                               Six Months Ended
                                                                    Historical                   Pro forma
                                                             ------------------------     ------------------------
                                                              Gardner                     Adjustments
                                                              Denver        NORAMPTCO      Increase/
                                                             (6/30/96)      (7/31/96)     (Decrease)      Combined
                                                             ---------      ---------     -----------     --------
Revenues                                                      $97,483        $19,615        $    --       $117,098

Costs and expenses:
    Cost of sales (exclusive of depreciation
      and amortization)                                        67,532         12,081           (167)<F1>    79,446
    Depreciation and amortization                               3,798            464            330 <F2>     4,592
    Selling and administrative expenses                        12,375          6,152         (1,670)<F1>    16,857
    Interest expense                                            1,094            154            969 <F3>     2,217
    Loss on investment in and advances to affiliate                98             --             --             98
                                                              -------        -------        -------       --------
                                                               84,897         18,851           (538)       103,210

Income before income taxes                                     12,586            764            538         13,888
Provision for income taxes                                      5,034            577             53 <F4>     5,664
                                                              -------        -------        -------       --------

Net income before minority interest                             7,552            187            485          8,224
Minority interest                                                  --            (95)            95 <F5>        --
                                                              -------        -------        -------       --------

Net income                                                    $ 7,552        $    92        $   580       $  8,224
                                                              =======        =======        =======       ========

Earnings per share                                            $  1.50                                     $   1.63
                                                              =======                                     ========







                           The accompanying notes are an integral part of this statement.

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         Six Months Ended June 30, 1996
                                  (Unaudited)


1) To reflect benefits of the integration of the business, additional expenses of Gardner Denver, elimination of expenses related to the sale of the business, and elimination of expenses related to the former principal owner/CEO.

2) To adjust depreciation and amortization to reflect the estimated fair value of plant and equipment, and goodwill created by acquisition.

3) To reflect interest expense on debt used to finance acquisition, net of lower interest expense on pre-existing NORAMPTCO debt.

4) To reflect adjustments to tax provision related to pro forma adjustments. Low effective tax rate of pro forma adjustments is primarily a result of the elimination of non-deductible transaction costs and inclusion of non-deductible goodwill amortization.

5)  To reflect elimination of previously held minority interest.

                                                   GARDNER DENVER MACHINERY INC.
                                           PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                          (dollars in thousands, except per share amounts)
                                                            (Unaudited)

                                                                                  Year Ended
                                                                    Historical                   Pro forma
                                                             ------------------------     ------------------------
                                                              Gardner                     Adjustments
                                                              Denver        NORAMPTCO      Increase/
                                                            (12/31/95)      (1/31/96)     (Decrease)      Combined
                                                            ----------      ---------     -----------     --------
Revenues                                                     $191,541        $41,397        $    --       $232,938

Costs and expenses:
    Cost of sales (exclusive of depreciation
      and amortization)                                       132,876         26,899           (334)<F1>   159,441
    Depreciation and amortization                               8,263            866            660 <F2>     9,789
    Selling and administrative expenses                        25,632         10,765         (1,536)<F1>    34,861
    Interest expense                                            4,950            441          1,939 <F3>     7,330
                                                             --------        -------        -------       --------
                                                              171,721         38,971            729        211,421

Income before income taxes                                     19,820          2,426           (729)        21,517

Provision for income taxes                                      8,226            996             (4)<F4>     9,218
                                                             --------        -------        -------       --------

Net income before minority interest                            11,594          1,430           (725)        12,299
Minority interest                                                  --           (183)           183 <F5>        --
                                                             --------        -------        -------       --------

Net income                                                   $ 11,594        $ 1,247        $  (542)      $ 12,299
                                                             ========        =======        =======       ========

Earnings per share                                           $   2.37                                     $   2.52
                                                             ========                                     ========








                         The accompanying notes are an integral part of this statement.

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          Year Ended December 31, 1995
                                  (Unaudited)



1) To reflect benefits of the integration of the business, additional expenses of Gardner Denver, and the elimination of expenses related to the former principal owner/CEO.

2) To adjust depreciation and amortization to reflect the estimated fair value of plant and equipment, and goodwill created by acquisition.

3) To reflect interest expense on debt used to finance acquisition, net of lower interest expense on pre-existing NORAMPTCO debt.

4) To reflect adjustments to tax provision related to pro forma adjustments. Low effective tax rate of pro forma adjustments is primarily a result of the inclusion of non-deductible goodwill amortization.

5)  To reflect elimination of previously held minority interest.